Exhibit 99

Contacts:

Pelican Financial, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

Pelican Financial, Inc.
Reports Q2 Results	For Immediate Release

ANN, ARBOR, Mich., NAPLES, Fla., Aug. 5, 2005 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, posted a net loss for the second quarter and first half of 2005, Charles C. Huffman, Chairman and CEO, reported today.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial segments from six branch offices in Naples, Bonita Springs, Cape Coral,  Fort Myers, and San Carlos, Florida.

Operating Results

The Corporation posted a net loss of $218,000, or $0.05 per diluted share, for the second quarter of 2005, compared with a net loss of $71,000, or $0.02 per diluted share, for the second quarter of 2004. For the first half of 2005, the net loss was $544,000, or $0.12 per diluted share, compared with a year-earlier net loss of $232,000, or $0.05 per share.

Net interest income was off for both periods, chiefly reflecting modest loan growth and increased cost of funds, with the latter partially attributable to the planned withdrawal of approximately $50 million in noninterest-bearing deposits by former sister company Washtenaw Mortgage Company, last year.

Noninterest income was up in both reporting periods, most notably from higher bank service charges and fees. This positive trend reflects growth in customers and the successful expansion of the branch network.

The balance sheet saw continued growth. Compared with December 31, 2004, total assets rose 3% to $204,772,000; loans outstanding, net of allowance, grew 2% to $113,567,000; and deposits rose 7% to $150,146,000.

Mr. Huffman said, “We are building our business and franchise by recruiting new customers, increasing core deposits, and ramping-up commercial lending. However, higher operating costs, increased cost of funds, and razor-thin margins are hampering profitability.  We are also still experiencing loan refinancing run-off, which tends to camouflage our true loan growth. We remain optimistic about the markets that we are in and about our future in those markets.”

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Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$857,136	$2,831,621
Interest-bearing deposits	2,076,800	275,800
Federal funds sold	11,905,968	7,384,068
Total cash and cash equivalents	14,839,904	10,491,489
Securities available for sale	68,352,128	69,385,545
Federal Reserve & Federal Home Loan Bank Stock	2,489,900	2,669,700
Loans receivable, net	113,566,613	110,830,985
Other real estate owned	67,255	—
Premises and equipment, net	3,526,186	3,713,200
Other assets	1,929,536	1,724,659

	$204,771,522	$198,815,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$18,142,900	$15,200,340
Interest-bearing	132,003,470	125,508,431
Total deposits	150,146,370	140,708,771
Federal Home Loan Bank borrowings	38,500,000	41,500,000
Other liabilities	431,553	319,057
Total liabilities	189,077,923	182,527,828

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 10,000,000 shares authorized; 4,494,365 outstanding at June 30, 2005 and December 31, 2004	44,943	44,943
Additional paid in capital	15,574,767	15,574,767
Retained earnings	388,687	932,726
Accumulated other comprehensive (loss), net of tax	(314,798)	(264,686)
Total shareholders’ equity	15,693,599	16,287,750

	$204,771,522	$198,815,578

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income
Loans, including fees	$1,878,216	$1,902,121	$3,826,021	$3,901,826
Investment securities, taxable	691,440	771,950	1,227,858	1,271,182
Federal funds sold and overnight accounts	64,244	82,288	135,934	171,828
Total interest income	2,633,900	2,756,359	5,189,813	5,344,836
Interest expense
Deposits	876,230	990,771	1,682,829	1,867,230
Other borrowings	377,328	162,814	734,637	325,856
Total interest expense	1,253,558	1,153,585	2,417,466	2,193,086
Net interest income	1,380,342	1,602,774	2,772,347	3,151,750
Provision for loan losses	—	—	—	75,000
Net interest income after provision for loan losses	1,380,342	1,602,774	2,772,347	3,076,750
Noninterest income
Gain on sales of securities, net	5,625	529	5,625	2,859
Service charges on deposit accounts	59,746	35,961	117,788	66,490
Gain on sale of loans, net	4,064	10,117	5,721	19,758
Net gain on foreclosed assets and other income	48,057	10,425	51,967	69,395
Total noninterest income	117,492	57,032	181,101	158,502
Noninterest expense
Compensation and employee benefits	903,333	929,236	1,778,149	1,866,910
Occupancy and equipment	374,712	316,393	753,478	587,199
Legal	39,734	57,825	107,571	107,450
Accounting and auditing	55,123	31,028	105,426	91,150
Data processing	74,236	43,430	147,478	91,632
Marketing and advertising	38,487	25,452	82,952	57,605
Loan and other real estate owned	100,440	78,360	166,985	201,639
Other noninterest expense	241,113	284,895	635,012	581,359
Total noninterest expense	1,827,178	1,766,619	3,777,051	3,584,944
Income (loss) before income taxes	(329,344)	(106,813)	(823,603)	(349,692)
Income tax expense (benefit)	(111,725)	(35,596)	(279,564)	(118,051)
Net Income (loss)	$(217,619)	$(71,217)	$(544,039)	$(231,641)
Basic earnings (loss) per share	$(0.05)	$(0.02)	$(0.12)	$(0.05)
Diluted earnings (loss) per share	$(0.05)	$(0.02)	$(0.12)	$(0.05)
Comprehensive income (loss)	$119,083	$(1,141,236)	$(594,151)	$(944,914)